Exhibit 99.1

Nephron Pharmaceuticals Corporation and Sharps Technology, Inc. Announce

Manufacturing and Research Partnership

Partnership focused on developing innovative manufacturing, product development, and customer support as the Company prepares to launch its proprietary InjectEZ syringe product

WEST COLUMBIA, S.C. & NEW YORK - Nephron Pharmaceuticals Corporation and Sharps Technology, Inc. (the “Company”) (NASDAQ: “STSS” and “STSSW”), an innovative medical device and drug delivery company offering patented, best-in-class syringe products, announced today a new partnership focused on developing and sharing best practices in innovative manufacturing, product development, customer support, and quality as Nephron prepares to launch the Company’s InjectEZ component of expansion.

Sharps Technology is a medical device and pharmaceutical packaging company specializing in developing and manufacturing innovative drug delivery systems. Nephron Pharmaceuticals is known across the country to health systems and hospitals as a leader in the production of affordable generic inhalation solutions and suspension products, as well as pre-filled sterile syringes, luer-lock vials, IV bottles, and IV bags. InjectEZ is part of the Nephron investment of hundreds of millions of dollars over the last two years to increase manufacturing capacity in its Lexington County, S.C. facilities.

“We are excited to kick off a partnership with Sharps Technology, as our InjectEZ expansion project opens, for a variety of innovative initiatives, including research and development,” said Lou Kennedy, Nephron’s CEO. “Just as the InjectEZ syringe manufacturing facility is poised to play a critical role in assisting those with whom we work on tackling emerging public health crises, Sharps Technology also offers key solutions to healthcare challenges. We look forward to working with them.”

Sharps’ product lines have historically focused on low waste and ultra-low waste syringe technologies, which allow up to 40% more injections per vial of therapy while incorporating multiple passive safety features. These features protect front-line healthcare workers from life-threatening needle stick injuries and protect the public from needle re-use. The partnership with Nephron opens opportunities for Sharps to expand its portfolio and make an impact on the specialized pre-fillable syringe and drug delivery systems market.

“Sharps Technology has identified a unique opportunity to collaborate with a leader in the industry like Nephron,” said Robert Hayes, CEO of Sharps Technology. “Through my previous industry experience supporting and working with most of the leading healthcare and pharmaceutical companies in the world, it was easy for me to evaluate Nephron Pharmaceuticals as a potential partner. They truly are a leader in all areas of business and an example of best in class for the industry. I appreciate and look forward to the opportunity to work with Bill and Lou Kennedy and their leadership team to make this collaboration a success for both companies.”

Sharps Technology brings extensive expertise in syringes to Nephron, including experience with specialized pre-filled syringe systems and ready-to-use processing. The pre-filled syringe lines will utilize the highly automated equipment and controlled environments established by Nephron. These premium pre-filled polymer offerings will be made from the highest quality raw materials, on the most innovative technology, and will be compliant with the USP standards required in the United States as well as the EP and JP international standards.

The products that will be developed and commercialized provide solutions to support the current Nephron fill/finish strategies as well as their pipeline of new drug applications and sets forward a strategy to support branded pharma and advanced therapies, including ophthalmic and biologic applications.

Sharps Technology will also be partnering with Nephron Pharmaceuticals in the development of a Pharmaceuticals Services Program designed to support healthcare customers that need innovative solutions and products to support their business. The development of this program will help create new fill/finish project opportunities for Nephron that will utilize innovative packaging solutions developed by Sharps Technology. These new customer projects will fuel the growth of both companies, and the opportunity to create new technologies to support the healthcare industry will be transformative for Nephron and Sharps as they navigate a bright future working together.

About Sharps Technology, Inc.

Sharps Technology, Inc. is a medical device company addressing global issues while engineering a safer future for healthcare providers and people everywhere through compassionate innovation. Sharps Provensa™ is the Company’s premier line of smart safety syringes that eliminate accidental needlestick injuries, prevent improper needle reuse, and reduce wasted medicine and vaccines—while retaining the intuitive simplicity of traditional syringes. Please visit SharpsTechnology.com to learn more.

Forward-looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity, and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

STSS@redchip.com

or

US Investor Relations:

Adam Holdsworth, Managing Director

TraDigital IR

adam@tradigitalir.com